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                                                                    Exhibit 23.1

              Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-45176, Form S-3 No. 33-35878, Form S-3 No. 33-94964, Form S-3 No.
33-93389, Form S-3 No. 33-88859, Form S-3 No. 33-88351, Form S-8 No. 33-91991
and Form S-8 No. 33-91989) of IFX Corporation, Inc. and in the related Prospectus of our report dated October 4, 2002, which contained an explanatory paragraph relating to the Company's ability to continue as a going concern, with respect to the consolidated financial statements and schedule of IFX Corporation, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2002.

                                                           /s/ Ernst & Young LLP

Miami, FL
October 12, 2002